Exhibit 99.1

  CASCADE BANCORP (OREGON) ANNOUNCES SECOND QUARTER EARNINGS ABOVE CONSENSUS AT $0.41 PER SHARE; STRONG ORGANIC LOAN GROWTH IN BOTH OREGON AND IDAHO REGIONS;

     Highlights for the Second Quarter 2006 (including acquisition of F&M (Idaho) as of April 20, 2006)

     - Earnings Per Share: $.41 up 46.0% vs. year ago quarter
     - Loan Growth: up 83.1% vs. year ago quarter
     - Deposit Growth: up 69.7% vs. year ago quarter
     - Net interest margin:  5.85% vs. 5.67% year ago quarter
     - Strong Credit Quality: Delinquencies .20% of total loans;
       net charge-offs at .04% (annualized)

    BEND, Ore., July 13 /PRNewswire-FirstCall/ --

    FINANCIAL PERFORMANCE:

    Cascade Bancorp ("Cascade") (Nasdaq: CACB) announced a 46.0% increase in second quarter earnings per share with a 84.9% increase in total assets arising from strong organic loan growth and the April 20, 2006 completion of the Farmers and Merchants State Bank (F&M) acquisition in the greater Boise area of Idaho. Cascade's diluted earnings per share were up 46.0% to $.41 as compared to $.28 for the year ago quarter. Net income for the second quarter of 2006 was up 83.0% to $9.0 million as compared to $4.9 million for the year ago quarter. Return on equity was 17.1% for the second quarter compared to 21.7% for the year ago quarter as a result of higher average equity account balances arising from the issuance of stock to acquire F&M. Return on tangible equity (equity net of goodwill and intangible assets) was 32.0% for the quarter. Meanwhile return on assets for the current quarter was 1.84% compared to 1.81% in the year ago quarter. The net interest margin was 5.85%, the same as the preceding quarter and compared to 5.67% a year ago (see net interest margin discussion below).

    "I am very pleased with this initial quarterly report combining the financial results of Cascade and F&M," said Patricia L. Moss, president and CEO. "The organic loan growth achieved during the second quarter was strong, and this report shows that we have already exceeded several of our merger related financial goals. The tireless efforts, dedication and cooperation among our banking teams as they executed the systems conversion necessary to effect the combination were truly exceptional."

    Looking forward, Cascade expects a slowing in the very strong rate of loan growth recorded in the second quarter as higher market interest rates moderate real estate markets. At the same time non-interest expense levels are expected to gradually increase as Cascade fills infrastructure positions reflective of its larger size and geographic footprint. In addition, management expects the net interest margin to ease as a result of ongoing market and competitive pricing pressures.

    F&M MERGER RELATED INFORMATION:

    F&M financial condition and results of operations are included in Cascade's June 30, 2006 financial statements effective with the closing of the transaction April 20, 2006. Customer banking systems and processes were converted in late May. F&M is the largest deposit market share community bank in the greater Boise, Idaho area with eleven existing branches a twelfth scheduled to open during the third quarter of 2006.

    F&M loan volumes increased at a 52.6% (annualized) pace between March 31 and June 30, 2006 reflecting the underlying strength of the Boise economy, as well as the potential benefit of higher lending limits arising from the transaction. While non-interest bearing deposits at F&M increased from the preceding quarter, total Idaho deposits at June 30, 2006 were down 2.3% (annualized) as a result of the expected runoff in relatively higher priced time deposits during the period. Cascade replaced this runoff with a combination of brokered CDs and borrowings as an interim strategy until anticipated gains in customer relationship deposits comes to fruition. Management expects these funding trends will remain in place for the several quarters.

    Updating other merger related activities, Cascade sold approximately $31 million of F&M investment securities at closing as part of a strategy to replace investment securities with higher yielding loans. Cascade had estimated a 10% annualized cost savings mainly from elimination of duplicate back office functions. Management has increased its estimate of cost savings and synergies to nearly 20% of F&M's 2006 projected annualized non-interest expense. A significant portion of these savings are reflected in second quarter results and management estimates additional savings of $.01 to $.02 per share will be realized in the 3rd quarter non-interest expense run-rate. Offsetting some of these cost savings going forward are planned additions to staff appropriate to support Cascade's infrastructure and ongoing growth goals. Note June 30, 2006 operating results include approximately $.01 per share of one-time costs arising from the transaction, while total capitalized merger costs appear to be approximately $2 million less than the $6.5 million estimated at the time the deal was announced.

    PERFORMANCE OF COMBINED BANK

    The following table provides information to identify growth contributions from the existing Cascade Oregon region, as well as Cascade's new Idaho region (F&M) between March 30 and June 30, 2006. The actual closing of the F&M transaction was April 20, 2006.

                                                        % Change Vs 3/31/06
    Unaudited                  June 30, 2006 Balance        (annualized)
    ------------------------   ---------------------    -------------------
    Cascade - Oregon
    Total Loans                    $1,209 million              27.1%
    Total Deposits                 $1,161 million              16.0%

    F & M - Idaho
    Total Loans                      $559 million              52.6%
    Total Deposits                   $480 million              (2.3)%

    Combined Cascade
    Total Loans                    $1,768 million              34.8%
    Total Deposits                 $1,641 million              10.4%

    LOAN GROWTH AND CREDIT QUALITY:

    Total loans outstanding at June 30, 2006 for the combined Cascade were $1.8 billion or 83.1% higher than a year ago. Importantly, this overall increase includes very strong organic growth in both the Oregon and Idaho (F&M) regions during the second quarter. As shown in the above table, between March 31 and June 30, 2006 Idaho (F&M) loans were up $64.8 million or a 52.6% (annualized) pace, while Oregon loan balances increased approximately $76.5 million or 27.1% (annualized) during this same period. A majority of the quarter's loan growth was construction and development loans, reflecting the continued economic vitality of the markets served by Cascade.

    Cascades combined loan credit quality profile remained very positive with delinquent loans greater than 30 days past due at only .20% of total loans, while net loan charge-offs for the quarter were only .04% (annualized) of total loans. The allowance for losses on loans and loan commitments stood at a prudent 1.37% of outstanding loans at quarter end, compared to 1.40% for the preceding quarter and a 1.45% year ago level due to improving credit metrics over the course of the past 12 months. The current quarter loan loss provision expense was $1.2 million, comparable to the preceding quarter and $1.0 million in the year ago period. Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

    DEPOSIT GROWTH:

    Combined total deposits stood at $1.6 billion as of June 30, 2006, up 69.7% from the year ago period largely due to the combination with F&M. Cascades Oregon banking regions continued to experience deposit growth, up 16% (annualized) at June 30, 2006 compared to balances held at March 31, 2006, however a majority of this increase resulted from higher brokered and municipal time deposits. On a linked quarter basis, Idaho (F&M) deposits at June 30, 2006 were modestly below March 31, 2006 levels due to the expected runoff of rate sensitive time deposits. Combined non-interest bearing balances averaged approximately 35.2% of total deposits during the second quarter.

    NET INTEREST MARGIN AND INTEREST RATE RISK:

    Cascade reported a 5.85% net interest margin (NIM) for the second quarter of 2006, the same as reported in the preceding quarter and compared to 5.67% for the year ago quarter. Management had anticipated the acquisition of F&M would result in a lower combined NIM because of F&M's lower margin as compared to Cascade. The combined Cascade maintained its NIM for several reasons. First, yields on combined earning assets continued to increase in response to the Federal Reserves actions to raise market interest rates. Second, as discussed above, Cascade sold $31 million in lower yielding investment securities and replaced them with higher yielding loans. Third, Cascade's overall cost of funds increased only moderately during the period in part due to F&M's early adoption of Cascade's deposit pricing strategies.

    Yields on earning assets during the second quarter of 2006 improved to 7.95% as compared to 7.49% in the immediately preceding quarter and 6.83% in the year ago quarter. The average cost of funds paid on interest-bearing liabilities for the first quarter of 2006 was 3.05% as compared to 2.71% in the preceding quarter and 1.92% a year ago. Looking forward, management expects the net interest margin to ease as a result of ongoing market and competitive pricing pressures.

    The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions. Cascade's financial model indicates a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets. See cautionary "Forward Looking Statements" below and Cascade's Form 10-K report for further information on risk factors including interest rate risk.

    NON-INTEREST INCOME AND EXPENSE:

    With the inclusion of F&M in the second quarter of 2006 combined non-interest income was up 33.2% compared to the year ago quarter and up 35.2% compared to the immediately preceding quarter.

    Including F&M residential mortgage production, originations during the quarter ended June 30, 2006 totaled $53.8 million, up from $39.2 million in the immediately preceding quarter and up from the $38.0 million originated in the year ago quarter. At June 30, 2006 Cascade serviced approximately $500 million in mortgage loans for customers. The related carrying value of mortgage servicing rights was at 0.86% of serviced loans, compared to a fair value estimate of 1.17% of serviced loans.

    Also reflecting the F&M acquisition, non-interest expense for the second quarter of 2006 was 61.5% above the same quarter in 2005 and 43.1% above the immediately preceding quarter. Higher levels of non-interest expense are predominately a result of the human resource expense of the F&M banking team. Second quarter expenses included approximately $.01 per share of one-time charges related to F&M transaction.

    ABOUT CASCADE BANCORP:

    Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. In terms of banking strong growth markets, Cascade ranks as the top community bank footprint in the Northwest and among the top three banks in the nation*. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers.

    Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America, as well as in rankings by US Banker Magazine. The Bank was among the top 20 "Best Companies to Work For" in the March 2006 Oregon Business Magazine. For further information on Cascade, please visit our web site at http://www.botc.com .

    FORWARD LOOKING STATEMENTS

    This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which Cascade is conducting its operations. For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

    This release also contains forward-looking statements with respect to the merger with F&M Holding's, parent of Farmers and Merchants State Bank of Boise, Idaho. These statements are not facts and are subject to risks and uncertainties including but are not limited to: the benefits of the proposed merger, including current and projected future financial and operating results and accretion to Cascade's projected earnings that may be realized from the merger; the plans, objectives and expectations of Cascade; and projected growth in particular markets. The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. You can obtain documents filed by Cascade free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701 541-385-6205.

    * Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

                                                     Year over Year
                                          2nd Qtr        2nd Qtr          %
                                           2006           2005          Change
                                        ----------   --------------   ---------
Balance Sheet Data (at period end)
  Investment securities                 $  130,771   $       49,453       164.4%
  Loans, gross                           1,767,955          965,699        83.1%
  Total assets                           2,147,038        1,161,228        84.9%
  Total deposits                         1,640,593          966,509        69.7%
     Non-interest bearing deposits         649,114          420,028        54.5%
     Core Deposits (1)                   1,517,036          927,107        63.6%
  Total shareholders' equity               242,478           93,755       158.6%
Income Statement Data
  Interest income                       $   34,493   $       17,049       102.3%
  Interest expense                           9,180            2,922       214.2%
  Net interest income                       25,313           14,127        79.2%
  Loan loss provision                        1,200            1,000        20.0%
  Net interest income after loan
   loss provision                           24,113           13,127        83.7%
  Noninterest income                         4,359            3,272        33.2%
  Noninterest expense                       13,594            8,416        61.5%
  Income before income taxes                14,878            7,983        86.4%
  Provision for income taxes                 5,872            3,063        91.7%
  Net income                            $    9,006   $        4,920        83.0%
Share Data
  Basic earnings per common share       $     0.42   $         0.29        44.6%
  Diluted earnings per common share     $     0.41   $         0.28        46.0%
  Book value per common share           $    10.76   $         5.56        93.6%
  Tangible book value per common share  $     5.59   $         5.16         8.3%
  Cash dividends declared per common
   share                                $     0.09   $         0.08        12.5%
  Ratio of dividends declared to net
   income                                    21.30%           27.39%      -22.2%
  Basic Average shares outstanding          21,316           16,842        26.6%
  Fully Diluted average shares
   outstanding                              21,815           17,404        25.3%
Key Ratios
  Return on average total
   shareholders' equity (book)               17.14%           21.73%      -21.1%
  Return on average total
   shareholders' equity (tangible) (2)       32.01%           23.49%       36.3%
  Return on average total assets              1.84%            1.81%        1.7%
  Net interest spread                         4.90%            4.91%       -0.2%
  Net interest margin                         5.85%            5.67%        3.2%
  Total revenue (net int inc + non
   int inc)                             $   29,672   $       17,399        70.5%
  Efficiency ratio (3)                       45.81%           48.37%       -5.3%
Asset Quality Ratios
  Loan loss reserve on loans and
   loan commitments                         24,253           14,020        73.0%
  Reserve to ending total loans               1.37%            1.45%       -5.5%
  Non-performing assets (4)                    548            1,169       -53.1%
  Non-performing assets to total
   assets                                     0.03%            0.10%      -74.6%
  Delinquent >30 days to total loans          0.20%            0.04%      387.1%
  Net Charge off's                             161              122        32.0%
  Net loan charge-offs (annualized)           0.04%            0.05%      -23.2%
Mortgage Activity
  Mortgage Originations                 $   53,793   $       39,155        37.4%
  Total Servicing Portfolio (sold
   loans)                               $  499,666   $      499,728         0.0%
  Capitalized Mortgage Servicing
   Rights (MSR's)                       $    4,295   $        4,515        -4.9%
Capital Ratios
  Average shareholders' equity to
   average assets                            10.74%            8.35%       28.7%
  Leverage ratio (5) (Est Q2-06)             10.39%            9.79%        6.1%
  Total risk-based capital ratio (5)
   (Est Q2-06)                               11.53%           11.08%        4.1%

                                                     Linked Quarter
                                          2nd Qtr        1st Qtr          %
                                           2006           2006         Change
                                        ----------   --------------   ---------
Balance Sheet Data (at period end)
  Investment securities                 $  130,771   $       63,952       104.5%
  Loans, gross                          $1,767,955        1,132,369        56.1%
  Total assets                          $2,147,038        1,350,664        59.0%
  Total deposits                        $1,640,593        1,116,183        47.0%
    Non-interest bearing deposits       $  649,114          458,406        41.6%
    Core Deposits (1)                   $1,517,036        1,080,360        40.4%
  Total shareholders' equity            $  242,478          110,410       119.6%
Income Statement Data
  Interest income                       $   34,493   $       21,727        58.8%
  Interest expense                           9,180            4,821        90.4%
  Net interest income                       25,313           16,906        49.7%
  Loan loss provision                        1,200            1,100       100.0%
  Net interest income after loan
   loss provision                           24,113           15,806        52.6%
  Noninterest income                         4,359            3,225        35.2%
  Noninterest expense                       13,594            9,500        43.1%
  Income before income taxes                14,878            9,531        56.1%
  Provision for income taxes                 5,872            3,603        63.0%
  Net income                            $    9,006   $        5,928        51.9%
Share Data
  Basic earnings per common share       $     0.42   $         0.35        21.3%
  Diluted earnings per common share     $     0.41   $         0.34        22.4%
  Book value per common share           $    10.76   $         4.90       119.6%
  Tangible book value per common share  $     5.59   $         4.60        21.4%
  Cash dividends declared per
   common share                         $     0.09   $         0.09         0.0%
  Ratio of dividends declared to
   net income                                21.30%           25.85%      -17.6%
  Basic Average shares outstanding          21,316           17,024        25.2%
  Fully Diluted average shares
   outstanding                              21,815           17,576        24.1%
Key Ratios
  Return on average total
   shareholders' equity (book)               17.14%           22.67%      -24.4%
  Return on average total
   shareholders' equity (tangible) (2)       32.01%           24.20%       32.3%
  Return on average total assets              1.84%            1.90%       -3.2%
  Net interest spread                         4.90%            4.78%        2.5%
  Net interest margin                         5.85%            5.85%        0.0%
  Total revenue (net int inc + non
   int inc)                             $   29,672   $       20,131        47.4%
  Efficiency ratio (3)                       45.81%           47.19%       -2.9%
Asset Quality Ratios
  Loan loss reserve on loans and
   loan commitments                         24,253           15,822        53.3%
  Reserve to ending total loans               1.37%            1.40%       -1.8%
  Non-performing assets (4)                    548               --          nm
  Non-performing assets to total
   assets                                     0.03%            0.00%         nm
  Delinquent >30 days to total
   loans                                      0.20%            0.01%     2424.9%
  Net Charge off's                             161              (35)     -560.0%
  Net loan charge-offs (annualized)           0.04%           -0.01%     -410.8%
Mortgage Activity
  Mortgage Originations                 $   53,793   $       38,004        41.5%
  Total Servicing Portfolio (sold
   loans)                               $  499,666   $      498,843         0.2%
  Capitalized Mortgage Servicing
   Rights (MSR's)                       $    4,295   $        4,359        -1.5%
Capital Ratios
  Average shareholders' equity to
   average assets                            10.74%            8.40%       28.0%
  Leverage ratio (5) (Est Q2-06)             10.39%           11.00%       -5.5%
  Total risk-based capital ratio (5)
       (Est Q2-06)                           11.53%           12.90%      -10.6%

Notes:

(1) Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2) Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass F&M Holding Company.
(3) Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(4) Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(5) Computed in accordance with FRB and FDIC guidelines.

    Total Shares Outstanding as of 6/30/06:  22,526,754

SOURCE  Cascade Bancorp
    -0-                             07/13/2006
    /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer,
+1-541-617-3526, or Patricia L. Moss, President and Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
    /Web site:  http://www.botc.com /